Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

APPROVED BY THE BOARD OF DIRECTORS OF

ACTINIUM PHARMACEUTICALS, INC.

EFFECTIVE AS OF AUGUST 6, 2015

Section 2.1 of the Amended and Restated Bylaws (the “Bylaws”) of Actinium Pharmaceuticals, Inc. (the “Corporation”) is hereby amended to replace Section 2.1 thereof, and the following Section 2.1 be, and hereby is, is authorized, approved and adopted in all respects and, as amended, said Section 2.1 shall be deemed to read as follows:

“Section 2.1      Annual Meeting

(a) An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at a location, either within or without the State of Delaware, and at such time each year as designated by the Board of Directors.  The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.  The Board of Directors may adopt guidelines and procedures governing the participation of stockholders and proxy holders not physically present at a meeting of stockholders by means of remote communication.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.

(i) To be properly brought before an annual meeting, business must be (A) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder in accordance with Sections 2.1(b)(ii)-(iv) and Section 2.1(c)-(e) below.

(ii) For business to be properly brought before an annual meeting by a stockholder, (A) the stockholder must have been a stockholder of record at the time of giving the notice provided for in this Section 2.1, (B) the stockholder must be a stockholder on the record date for the determination of stockholders entitled to vote at the annual meeting, (C) the stockholder must be entitled to vote at the meeting, (D) the stockholder must have given timely notice thereof, pursuant to this Section 2.1, in writing to the Secretary of the Corporation, and (E) such business must be a proper matter for stockholder action under the Delaware General Corporation Law.

(iii) Any notice given by the stockholder pursuant to this Section 2.1 shall set forth:

(A) the name and address of the stockholder providing the notice, as they appear on the Corporation’s books, and of the other proposing persons;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

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(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (y) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner;

(D) a representation that each proposing person shall notify, as promptly as practicable, the Corporation in writing of the class and number of shares owned of record, and of the class and number of shares owned beneficially, in each case, as of the record date of the meeting; and

(E) as to each person whom the stockholder proposes to nominate for election as a director, (x) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.1 if such proposed nominee were a proposing person, (y) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee, if applicable, and to serving as a director if elected), (z) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any proposing person, on the one hand, and each proposed nominee, his or her respective affiliates and associates (as such terms are defined in Rule 12b-2 under the Exchange Act), and any other persons or entities acting in concert with such nominee or any of his or her affiliates or associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the proposing persons were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (aa) a completed and signed questionnaire, representation and agreement as provided herein.

(iv) To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth (120th) day and not earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the later of the close of business on the one hundred twentieth (120th) day prior to such annual meeting and the tenth (10th) day following the day on which notice of the date of such meeting is first given to the stockholders, and not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting.

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(c) To be eligible to be a stockholder nominee for election as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.1) to the Secretary at the principal executive offices of the Corporation a written questionnaire (in the form prepared by the Corporation, which shall be provided by the Secretary upon request) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not, and does not intend to become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed therein, and (iii) in such person’s individual capacity, would be in compliance with, if elected as a director of the Corporation, and will comply with, applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.1 (including, without limitation, Section 2.1(c)) shall be eligible to serve as directors upon a vote at an annual meeting and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.1. In the event that a stockholder who has given notice otherwise in compliance with this Section 2.1 does not appear at the annual meeting to present the nominee or proposed business, as applicable, such nominee shall not be eligible to serve as director upon a vote at such annual meeting or such business shall not be transacted, as the case may be.

(e) For purposes of these Bylaws:

(i) A person shall be deemed to be “acting in concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be acting in concert with any other person solely as a result of the solicitation or receipt of revocable proxies from such other person in connection with a public proxy solicitation pursuant to, and in accordance with, the Exchange Act;

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(ii) A person that is acting in concert with another person shall also be deemed to be acting in concert with any third party who is also acting in concert with the other person;

(iii) To “beneficially own” or “beneficially owned” shall mean beneficial ownership as defined in Rule 13d-3 under the Exchange Act, provided, however, that any Proposing Person shall be deemed to beneficially own any shares of any class or series of the Corporation as to which such proposing person has a right to acquire beneficial ownership at any time in the future; and

(iv) A “proposing person” shall mean (A) the stockholder providing the notice of business proposed to be brought before an annual meeting or the stockholder providing notice of the nomination of a director, (B) such beneficial owner, if different, on whose behalf the business proposed to be brought before the annual meeting, or on whose behalf the notice of the nomination of the director, is made, (C) any affiliate or associate of such stockholder or beneficial owner (the terms “affiliate” and “associate” are defined in Rule 12b-2 under the Exchange Act), and (D) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is acting in concert.”

Section 2.2 of the Bylaws is hereby amended to replace Section 2.2 thereof, and the following Section 2.2 be, and hereby is, is authorized, approved and adopted in all respects and, as amended, said Section 2.2 shall be deemed to read as follows:

“Section 2.2      Special Meetings

(a) Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the chairman, the Board of Directors, the president, the chief executive officer, or the holders of not less than one-tenth of all the shares entitled to vote at the meeting, and shall be held at such place, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chief Executive Officer of the Corporation. No business may be transacted at such special meeting otherwise than specified in such request. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) days and not more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 2.3 of these Bylaws. If the notice is not given within one hundred (100) days after the receipt of the request, the person or persons properly requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph (b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

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(c) Subject to Sections 3.1 and 3.2 hereof, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in these Bylaws who shall be entitled to vote at the meeting and who complies with the requirements set forth below. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, only if (i) such stockholder delivers a notice as described in Section 2.1 of these Bylaws to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the one hundred twentieth (120th) day prior to such special meeting and the tenth (10th) day following the day on which notice is first given to the stockholders of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, and not earlier than the close of business on the one hundred fiftieth (150th) day prior to such meeting, and (ii) such stockholder delivers the questionnaire and the written representation and agreement as described in Section 2.1(c) above.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.2 shall be eligible to serve as directors upon a vote at a special meeting called for such purpose, and only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.2. In the event that a stockholder who has given notice otherwise in compliance with this Section 2.2 does not appear at the special meeting to present the nominee or proposed business, as applicable, such nominee shall not be eligible to serve as director upon a vote at such special meeting or such business shall not be transacted, as the case may be.”

Section 2.6 of the Bylaws is hereby amended to replace Section 2.6 thereof, and the following Section 2.6 be, and hereby is, is authorized, approved and adopted in all respects and, as amended, said Section 2.6 shall be deemed to read as follows:

“Section 2.6      Conduct of Business

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws (including, without limitation, Sections 2.1 and 2.2 above), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.”

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A new Section 2.10 is hereby inserted into the Bylaws and the following Section 2.10 hereby is authorized, approved and adopted in all respects, and said Section 2.10 shall be deemed to read as follows:

“Section 2.10      Exchange Act

Notwithstanding the foregoing provisions of Sections 2.1 and 2.2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Sections 2.1 and 2.2; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Sections 2.1 or 2.2, and compliance with Sections 2.1 and 2.2 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in Section 2.1(b)(iv), business other than shareholder proposals brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in these Bylaws shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals or nominations in this Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (B) of the stockholders to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.”

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